EXHIBIT 3.02


                                     AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                             GOLF INNOVATIONS CORP.
                             ----------------------

      The undersigned, being the President and Secretary of Golf Innovations Corp., hereby declare that the original Articles of the corporation were filed with the Secretary of State of the State of Nevada on September 19, 1997. Pursuant to the provisions of NRS 78.385-390, at a duly noticed and convened meeting on April 19, 1999, the Shareholders of the corporation, representing a majority of the of the voting power of the company's common stock, unanimously voted for the following amendment to the Articles of Incorporation:

      FOURTH. The amount of the total authorized capital stock of the corporation shall be Sixty Thousand Dollars ($60,000.00), consisting of Fifty Million (50,000,000) shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share.

      THE UNDERSIGNED, being the President and Secretary of Golf Innovations Corp. hereby declare and certify that that the facts herein stated are true and, accordingly, have hereunto set their hands this [19TH] day of April, 1999.

/s/ Earl T. Ingarfield                    /s/ Jerry L. Busiere
---------------------------------         --------------------------------------
Earl T. Ingarfield, President              Jerry L. Busiere, Secretary

STATE OF FLORIDA        )
                        ) ss.
COUNTY OF SARASOTA      )

      On this [19th] day of April, 1999, before me, a Notary Public, personally appeared Earl T. Ingarfield and Jerry L. Busiere, personally known to me, and who acknowledged that they are the President and Secretary of Golf Innovations Corp. and that he executed the above instrument.

[NOTARY SEAL OF ANGELINE M. BERGER]        /s/ Angeline M. Berger
                                           -------------------------------------
                                           Notary Public